Exhibit 99.53

Third Joinder Agreement

Dated as of November 27, 2013

The undersigned hereby agrees to join as a party to that certain Agreement of Joint Filing, dated as of July 2, 2007, among Sun Pharmaceutical Industries Ltd., Sun Pharma Global Inc. and Alkaloida Chemical Company Exclusive Group Ltd., as amended.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

By:	/s/ Andrew Bos
Name:	Andrew Bos
Title:	Secretary